Exhibit 99.1

SolarCity Fourth Quarter 2015 Shareholder Letter

Record 272 MW Installed for a Cumulative Total of 1.9 GW

253 MW Deployed with Forecasted Value of $3.64/W at a 6% Discount Rate

Record Low Cost of $2.71/Watt as $1.90/Watt Installation Costs Achieve Initial 2017 Goal

Adjusted Asset Financing in 2015 of $2.73/Watt, above Q4 2015 Costs

2016 Guidance Remains 1.25 GW Installed with Positive Cash Generation by Q4

February 9, 2016

Dear Fellow Shareholders:

In 2015, SolarCity delivered record results in both residential and commercial MW Installed, Cost per Watt, and value creation. Moreover, we exited the year with a portfolio of 1.7 GW Deployed under Energy Contracts, generating an annualized run rate of ~2.4 TWh of energy, and operations deploying Energy Contracts at an annualized run rate over 1 GW with a Pre-Tax Unlevered NPV at a 6% discount rate of $3.64 per watt ($3.32 per watt contracted) at a cost of $2.71 per watt. We entered 2016 as the clear volume and relative cost leader of the U.S. distributed solar industry.

Solar Deployments Reach New Highs, as Costs Decline to Record Lows

•	MW Installed: Record 272 MW, up 54% year-over-year
•	MW Deployed: 253 MW, up 44% year-over-year
•	Value of MW Deployed under Energy Contracts: $3.64 per watt at a 6% discount rate ($3.32 per watt contracted and $0.32 per watt estimated renewal)
•	Cost per Watt: $2.71 per watt, down 5% year-over-year

With new highs in both residential and commercial installations, we installed a record 272 MW in the fourth quarter of 2015, up 54% year-over-year. For the full year 2015, we installed 870 MW, growing 73% from 503 MW in 2014. Based on GTM Research/SEIA’s most recent estimate for 2015 U.S. solar installations, SolarCity accounted for 35% of U.S. residential solar, 28% of U.S. distributed solar, and 12% of total U.S. solar capacity installed in 2015.

The 272 MW we installed in Q4 2015 compared to guidance of 280-300 MW, which had incorporated 15 MW of projects that were not completed by year-end, largely attributable to three large ground-mount projects in the East Coast that encountered greater challenges with terrain conditions than we had anticipated from our initial survey. All of these projects are under construction and are expected to be installed in Q1 2016. Even with this delay, commercial installations grew 82% year-over-year to 51 MW in the fourth quarter (and 139 MW for the full year). Our residential installations were also impacted by the closure of our Nevada operations in December. Residential installations grew 49% year-over-year to 221 MW (731 MW for the full year). Our top crews—Merlin and Horseshoe Crabs—installed over 400 kW and 350 kW, respectively, in the final month of the year.

As we discussed in detail in our 2015 Analyst Day presentation, the Value of MW Deployed is derived from (1) the upfront proceeds from Tax Equity Investment as well as Upfront Cash Rebates and Prepayments, plus (2) the NPV of Unlevered Project Cash Flow from customers and solar renewable energy credits (SRECs) after tax equity distributions, and (3) excluding the payment of income and other taxes. The Value of MW Deployed in Q4 2015 was $3.64 per watt at a 6% discount rate ($3.32 per watt contracted and $0.32 per watt from estimated renewal). Of this, $1.56 per watt was generated upfront with $2.08 per watt in forecasted NPV of Unlevered Project Cash Flow remaining. Value of MW Deployed discount rate sensitivities are provided at the end of this letter.

Cost per Watt declined to a new record low of $2.71 per watt in the fourth quarter of 2015. Benefiting from greater residential efficiencies and a larger portion of vertically-integrated commercial installations, our blended installation cost declined 9% as compared to Q4 2014 and 1% as compared to Q3 2015 to $1.90 per watt. Sales costs declined 2% as compared to Q4 2014 and 13% as compared to Q3 2015 to $0.56 per watt, as we invested less in sales and marketing. G&A costs were $0.25 per watt, declining 7% quarter-over-quarter on cost controls and scale benefits. We remain on target for our cost goal of $2.25 per watt in 2017. The reconciliation of our cost per watt to our GAAP financial statements is available on our investor relations website (at investors.solarcity.com).

Asset Financing of $2.40 per Watt Captured 66% of the Value of MW Deployed Upfront

•	Asset Financing in Q4 2015: $2.40 per watt
•	Tax Equity Investment in Q4 2015: $1.55 per watt (or $1.38 per watt blended with MyPower)
•	Asset Financing in 2015: $2.73 per watt (after adjustment for net non-recourse debt proceeds received in Jan. 2016 for MW Deployed in 2015)

Out of the total $3.64 per watt Value of MW Deployed under Energy Contract in the fourth quarter, we monetized $2.40 per watt upfront. Tax Equity Investment totaled $1.38 per watt on a blended basis including all MW Deployed under Energy Contracts (or $1.55 per watt solely on the lease and PPA MW that utilize tax equity). Upfront Cash Rebates and Prepayments contributed an additional $0.07 per watt. Non-recourse Debt Proceeds provided $0.95 per watt, representing only aggregation facility debt drawn down as we issued no asset-backed securitization (ABS) debt in the fourth quarter. Total Asset Financing of $2.40 per watt, or $586 million, in the fourth quarter compared to $3.20 per watt, or $633 million, in the third quarter of 2015, which included the incremental proceeds of our $124 million LMC4 securitization. For the full year, Asset Financing was $2.58 per watt in 2015.

In January 2016, we issued our fifth ABS debt issuance for $185 million, the first secured by the unlevered cash flows of a 64 MW portfolio of MyPower loans and closed on a $160 million five-year non-recourse debt facility secured by the unlevered cash flows of a 195 MW lease/PPA portfolio. Including the proceeds of these financings in early 2016, Asset Financing in 2015 would have been $2.73 per watt, higher than our Q4 2015 cost of $2.71 per watt. The reconciliation of our asset financing in period to our GAAP financial statements is available on our investor relations website (at investors.solarcity.com).

Continued Investment in Technology Focused on Improving Our Competitive Edge

•	Capital Expenditures in Q4 2015: $29 million
•	R&D Expense in Q4 2015: $23 million including $3.4 million in stock compensation

Beyond the upfront investment in new installations, the other primary cash expenditures we incur—which are not captured in our Cost Per Watt—are (1) Research and Development Operating Expenses (R&D) and (2) corporate-level Capital Expenditures. Both largely represent investment in our technology platform to improve our differentiated product offering and best-in-class cost structure.

R&D expenses of $23 million (including $3.4 million of non-cash stock compensation) were focused on the development of (a) high-efficiency cell/module production, (b) mounting hardware design and development (c) software, (d) storage, and (e) grid services. Corporate Capital Expenditures were $29 million with investment in our module manufacturing operations accounting for the bulk of it—$17 million—as we began production from our 100-MW R&D line at our Fab2 in Fremont, CA and continued purchasing for our 1-GW Fab3 manufacturing facility in Buffalo, NY.

Following the grand opening of our Fab2 in November 2015, our first operational 100-MW cell-module manufacturing line is up and running, producing modules with average efficiencies exceeding 20% today and expected to surpass 21% by the end of the year. In addition, we continue to innovate in our Zep mounting hardware with our latest technological development reducing part count from 8 to 3 and enabling the installation of 16 modules (~4 kW) in 20 minutes, all while reducing risk of roof damage. We expect even greater innovation in the years ahead.

$394 Million in Cash and Investments and $879 Million in Committed Project Financing

•	Cash and Investments: $394 million
•	Change in Working Capital: ($38 million)

Following the installation of 272 MW in the quarter and $49 million in technology investment (excluding stock compensation), we closed out 2015 with a strong position of cash and available financing. As of December 31, 2015, unrestricted Cash and Investments totaled $394 million, as compared to $418 million on September 30, 2015. The quarterly decline in cash of $137 million (net of $113 million in net proceeds from convertible debt issued to Silver Lake, our Chairman and our Chief Executive Officer in December 2015) was driven largely by (1) $687 million of development investment in Energy Contracts deployed in the quarter (Installation, Sales, and G&A costs)—offset by (2) Asset Financing in Period of $586 million—as well as (3) $49 million in cash R&D (excluding stock compensation) and corporate capital expenditures, (4) $81 million in cash expenditures on systems under construction, (5) $87 million in recourse debt proceeds, (6) $13 million in corporate cash interest, and $18 million in other (including PowerCo cash flows, cash taxes, and other changes in working capital and timing differences.

As of December 31, 2015, total recourse debt was $1.5 billion, including convertible debt of $909 million (and total debt was $2.8 billion including non-recourse debt of $1.2 billion). In addition, we ended the year with $658 million in undeployed tax equity capacity, $194 million in unused aggregation facility capacity and $27 million in MyPower facility debt capacity.

GAAP Q4 2015 Operating Results

GAAP revenue was $115 million in the fourth quarter of 2015, up 61% year-over-year, with Operating Lease and Solar Energy Incentive Revenue of $75 million (up 53% year-over-year) and Solar Energy Systems Sale Revenue of $40 million (up 77% year-over-year). Operating Lease Gross Margins were 34% (or 40% excluding non-cash amortization of intangibles). Solar Energy System Sale Gross Margins were 7%. Operating expenses were $227 million, up 68% year-over-year. Non-GAAP EPS was ($2.37) per share.

Predictable Performance of 1.7 GW PowerCo Portfolio

•Cumulative MW Deployed under Energy Contract: 1,742 MW, up 76% year-over-year

•Energy Production: 1.6 terawatt-hours (TWh) in 2015

•Unlevered Pre-Tax NPV (Less Non-Recourse Debt): $2.0 billion at a 6% discount rate

Following significant investment and development in Q4 2015, our PowerCo portfolio stood at 1.7 GW (net of 0.2 GW of system sales) as of the end of the year with ~56% PPAs, ~38% leases, and ~6% MyPower loans. For the full year 2015, PowerCo’s deployed portfolio produced 1.6 Terawatt-Hour (TWh) of energy, up 76% as compared to 2014. Energy Production continues to come in largely within forecast.

Delinquencies of 180+ days remain comfortably below 1%. Average FICO score for PowerCo’s residential customers as of the end of 2015 was 747.

As of the end of 2015, the Pre-Tax Unlevered NPV of the Unlevered Project Cash Flow underlying our PowerCo portfolio is forecast at $3.2 billion at a 6% discount rate. Though we have historically highlighted Gross Retained Value to measure our estimated value of our unlevered cash flow stream, Retained Value represents the forecasted value of our total Energy Contract bookings, and thus includes backlog not yet deployed. Due to the difficulty in accurately forecasting costs and financing of the backlog, we will focus solely on the Project Cash Flows and NPVs of MW Deployed going forward.

Supportive U.S. Distributed Solar Policies Largely Maintained—though Nevada Falls Off Track

The outlook for distributed solar growth in the years to come not only remains bright but has dramatically improved following a series of supportive regulatory and policy developments last quarter that evolved out of the hard work and dedication of our policy team and that of key forward-looking legislators, regulators, and utility executives seeking to ensure the true benefits of cleaner, lower cost distributed solar energy are recognized.

Thanks to the support of key Democrat and Republican lawmakers, a five-year extension of the federal investment tax credit (ITC) was passed in December, ensuring that solar will not be excluded from the supportive policies/tax incentives that aid fossil fuel energy sources. In addition, California approved a new net metering regime that was largely supportive of continued distributed solar growth, keeping net metering intact and requiring future customers to go on time-of-use (TOU) rates. We look forward to participating in upcoming California regulatory dockets to precisely determine the best TOU periods to advance solar deployment while assisting with grid needs. Finally, in a disappointing decision, the Nevada Public Utilities Commission eliminated favorable tariffs relied upon to deploy solar. Despite this interim setback, we remain convinced that the decision will be reversed.

Outlook and Q1 2016 Guidance

We closed out a strong 2015 with installations growing 73% to a record 870 MW and costs falling to new lows, though we fell short of our installation goals more than once. We are not happy with these results, and recognize our need to revamp our guidance methodology to avoid any potential shortfalls going forward. Notably, residential has consistently performed above our expectations over the last year, and we missed guidance largely on commercial installations. While we had expected the introduction in mid-2015 of a new guidance methodology that incorporated only commercial projects that were already under construction to minimize risk, clearly this wasn’t sufficient. With larger projects (particularly ground-mount) this methodology still leaves sufficient time for delays to push construction past deadlines. Going forward, we plan on removing from guidance any large projects with construction deadlines late in the quarter.

Looking ahead to 2016, we continue to target 1.25 GW Installed. Though the ITC extension certainly provides us with more tailwinds to growth, the primary focus of our company in 2016 is our goal of generating positive cash by year-end. As we highlighted in last quarter’s shareholder letter, the primary focus of the company is on cash generation, with growth our secondary focus. Though we are projecting a lower rate of growth in 2016 than in years past, our guidance still implies over 40% annual growth in 2016, a rate of growth that would be the envy of most industries and companies in this country.

Our long-term vision is to lead the way in driving distributed solar to a plurality of U.S. (and ultimately global) electricity generation. Such an ambitious goal will likely take decades, and we simply will not be able to accomplish it unless we begin generating positive cash. Our goal entails achieving a state where we can self-sustainably install new MW without cash balance declining (including project finance such as tax equity and non-recourse debt). The first step is to take out an additional $0.40/W+ out of our cost structure, a plan we laid out in our December 2015 Analyst Day. The second step involves increasing the velocity, magnitude and degree of monetization of our assets. Our recent securitization of MyPower loans along with the syndicated 5-year non-recourse debt facility are good first steps, but we believe the key will be the cash equity monetization of up to 100% of the contracted value of a portion of our new assets with no (or much lower) debt. We expect to have an update on this strategic initiative soon. Stay tuned.

For Q1 2016 we expect to install 180 MW, representing growth of 18% year-over-year, and a 34% decline as compared to Q4 2015. This represents a higher-than-usual seasonal slowdown that we have historically experienced after strong fourth quarters largely owing to two reasons. First is the impact of our decision to end Nevada operations in December 2015; NV contributed 23 MW in Q4 2015. It also reflects our renewed focus on our cash conversion cycle, particularly in longer lead-time commercial projects. While the ultimate result will be shorter time from the start of construction to operation and thus higher cash generation, the initial impact is lower installations in the first period implemented. We expect installations—and cash generation—to ramp throughout 2016.

For Q1 2016, we also expect GAAP Operating Expenses of $230 million – $240 million (including between $30 million and $32 million in non-cash amortization of intangibles and stock compensation expense) and Non-GAAP Loss Per Share (before Income (Loss) Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests)* between ($2.55) – ($2.65).

Solid Set-Up for a Strong 2016

In conclusion, we closed out 2015 with the strongest quarter of installations and value creation in our history. Moreover, we entered into 2016 in our best position yet to continue creating meaningful value for equity shareholders. Our PowerCo represents the value of the 1.7 GW portfolio we have already deployed that is generating an annualized unlevered cash flow stream valued at a 6% discount rate at $3.2 billion before non-recourse debt of $1.2 billion. Our DevCo is our growth engine that is currently installing at a run rate >1 GW per year, is expected to grow at a pace over 40% in 2016, and is producing an unlevered cash flow stream valued at a 6% discount rate at ~$3.64 per watt ($3.32 per watt contracted) at a cost of $2.71 per watt.

Though last year certainly did not lack its share of challenges, we entered into 2016 with a bright outlook bolstered by strong demand, best-in-class operations, an extension of the federal tax credit, and continued access to capital to fund our growth. As we announced last November, our Chief Financial Officer Brad Buss will be retiring this month and we would like to not only thank him for the impact he has had on strengthening our finance and accounting departments but also offer him our best wishes in finally being able to settle down with his family. In addition, we express our sincere gratitude for the tireless work, sacrifice, and dedication of all our employees and their families, our customers, our partners—and of course regulators and policy makers—who are enabling our vision of a cleaner, distributed energy future come to fruition.

Lyndon Rive, CEO

* Non-GAAP Earnings per Share (EPS) Before Noncontrolling Interests

While GAAP EPS is based upon net income (loss) attributable to common stockholders, we also report non-GAAP EPS based upon net income (loss). The only difference between GAAP EPS and non-GAAP EPS is the sole line item net income (loss) attributable to non-controlling interests and redeemable noncontrolling interests.

Under GAAP accounting, we report net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests to reflect generally our joint venture fund investors’ allocable share in the results of these joint venture financing funds. Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests is calculated based generally on the hypothetical liquidation at book value, or HLBV method, which assumes that the joint venture funds are liquidated at the reporting date, even though liquidation may or may not ever occur. Additionally the returns that will be allocated to the investors over the expected terms of the funds may differ significantly from the amounts calculated under the HLBV method. Accordingly, we also report non-GAAP EPS based on earnings before net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests per share, which we view as a better measure of our operating performance.

According to this definition, non-GAAP earnings before noncontrolling interests and redeemable noncontrolling interests per share was ($2.37).

See below for a reconciliation of GAAP EPS to non-GAAP EPS.

Earnings Conference Call

We will hold a conference call today at 2:00 pm Pacific to discuss our fourth quarter and full year 2015 financial results and outlook for the first quarter of 2016 and beyond. A live webcast of the call may be accessed over the Internet at the “Events and Presentations” link of the Investor Relations section of our website at http://investors.solarcity.com/events.cfm.

Participants should follow the instructions provided on the website to download and install the necessary audio applications in advance of the call. In addition, the earnings presentation slides will be available on our Investor Relations site by 2:00 pm Pacific. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode is 13621937. The replay will be available until February 16, 2016.

About SolarCity

SolarCity® (Nasdaq:SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company makes solar energy easy by taking care of everything from design and permitting to monitoring and maintenance. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Forward Looking Statements

This shareholder letter contains forward-looking statements that involve risks and uncertainties, including statements regarding SolarCity’s business strategies; our operational growth and expansion opportunities; the deployment and installation of megawatts, including estimated Q1 2016 and full year 2016 megawatt installations and the impact of new guidance methodology; our ability to achieve positive cash generation by Q4 2016; our guidance on anticipated GAAP operating expenses and non-GAAP EPS for Q1 2016; future bookings; financial strategies for cash generation and increasing shareholder value; forecasted cash flows from existing Energy Contracts, including related assumptions as to energy production, future operations and maintenance expenses, cancellation rates, renewal rates, default rates, amounts of performance based incentives and other identified assumptions; our forecast of the value of megawatts deployed; our projections related to decreases in cost per Watt; the impact of proprietary technology in decreasing our installation costs, our expectations regarding future hardware pricing, our expectations regarding the maturing efficiency of our operations centers, and our plans to vertically integrate our commercial product offerings along with related projections regarding installation efficiencies and cost savings; the success of our domestic manufacturing, including our plans to achieve manufacturing economies of scale and associated manufacturing cost reductions; our expectations regarding the Riverbend agreement, the development and construction of the Riverbend facility, the anticipated timing and expense related to acquisition of manufacturing equipment, and related assumptions regarding capital and operating expenses and the performance of our manufacturing operations; our expectations as to future regulatory and policy outcomes affecting our industry; our projections regarding the future pricing of utility-generated electricity and customer savings; future product innovations and the success of our investments in research and development and capital expenses; our liquidity and forecasted access to capital, including assumptions related to the terms of future financing (including risk premiums and interest rates), the terms and frequency of future securities offerings, the sufficiency of committed available financing, and our expectations regarding the refinancing of existing debt obligations, including our aggregation facilities and short-term Solar Bonds; the amount of megawatts that can be installed and deployed based on committed available financing; the success of our product development efforts and customer preferences, including the potential and performance of residential and commercial energy storage products and other new product offerings; and assumptions relating to the foregoing.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In order to meet our projections, we will need to expand our workforce and increase the efficiency of our sales and installation operations relative to what we have achieved to date. Additional key risks and uncertainties include the effect of electric utility industry regulations, net metering and related policies; the availability and amount of rebates, tax credits and other financial incentives; continued confidence in our tax equity investors and lending partners in the quality of our solar assets; the availability and amount of financing from fund investors; the level of demand for our solar energy systems; the availability of a sufficient, timely, and cost-effective supply of solar panels and balance of system components in each of our geographies; our ability to successfully integrate acquired businesses, operations and personnel; our ability to achieve manufacturing economies of scale and associated cost reductions, our expectations regarding the Riverbend agreement, the development and construction of the Riverbend facility, the anticipated timing and expense related to acquisition of manufacturing equipment, and related assumptions regarding capital and operating expenses and the performance of our manufacturing operations; the effects of existing and future tariffs and other trade barriers; changes in federal tax treatment; the retail price of utility-generated electricity or the availability of alternative energy sources; risks associated with SolarCity’s rapid growth; risks associated with international expansion; the success of our product development efforts and customer preferences; risks that consumers who have executed energy contracts may seek to cancel those contracts; assumptions as to the value under energy contracts and contract renewal rates and terms, including applicable net present values, performance-based incentives, and other rebates, credits and expenses; changes in strategic planning decisions by management or reallocation of internal resources; and general market, political, economic and business conditions. You should read the section entitled “Risk Factors” in our most recent Quarterly Report on Form 10-Q and subsequent Current Reports on Form 8-K, which have been filed with the Securities and Exchange Commission, which identify certain of these and additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

SolarCity Corporation

Condensed Consolidated Statements of Operations

(In Thousands, Except per Share Values)

	Three Months Ended December 31,		Twelve Months Ended
	2014	2015	December 31, 2014	December 31, 2015
Revenue:
Operating leases and solar energy systems incentives	$49,205	$75,430	$173,636	$293,543
Solar energy systems and components sales	22,603	40,050	81,395	106,076
Total revenue	71,808	115,480	255,031	399,619
Cost of revenue:
Operating leases and solar energy systems incentives	30,387	49,879	92,920	165,546
Solar energy systems and components sales	26,455	37,144	83,512	115,245
Total cost of revenue	56,842	87,023	176,432	280,791
Gross profit	14,966	28,457	78,599	118,828
Operating expenses:
Sales and marketing	79,515	128,070	238,608	457,185
General and administrative	45,420	76,220	156,426	244,508
Research and development	10,004	22,752	19,162	64,925
Total operating expenses	134,939	227,042	414,196	766,618
Loss from operations	(119,973)	(198,585)	(335,597)	(647,790)
Interest expense - net	18,566	27,059	55,758	91,939
Other expense - net	6,318	4,044	10,611	25,767
Loss before income taxes	(144,857)	(229,688)	(401,966)	(765,496)
Income tax benefit (provision)	3,421	(2,198)	26,736	(3,326)
Net loss	(141,436)	(231,886)	(375,230)	(768,822)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(137,881)	(236,514)	(319,196)	(710,492)
Net (loss) income attributable to stockholders	$(3,555)	$4,628	$(56,034)	$(58,330)
Net (loss) income attributable to common stockholders
Basic	$(3,555)	$4,628	$(56,034)	$(58,330)
Diluted	$(3,555)	$4,630	$(56,034)	$(58,330)
Net (loss) income per share attributable to common stockholders
Basic	$(0.04)	$0.05	$(0.60)	$(0.60)
Diluted	$(0.04)	$0.04	$(0.60)	$(0.60)
Weighted-average shares used to compute net (loss) income per share attributable to common stockholders
Basic	96,296	97,715	93,334	97,201
Diluted	96,296	102,943	93,334	97,201

SolarCity Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

	December 31,	December 31,
	2014	2015
Assets
Current assets:
Cash and cash equivalents	$504,383	$382,544
Short-term investments	138,311	11,311
Restricted cash	20,875	39,864
Accounts receivable - net	22,708	33,998
Rebates receivable - net	30,021	11,545
Inventories	217,223	342,951
Deferred income tax asset	13,149	—
Prepaid expenses and other current assets	50,946	79,925
Total current assets	997,616	902,138
Solar energy systems, leased and to be leased - net	2,796,796	4,375,553
Property, plant and equipment - net	75,464	262,387
Build-to-suit lease asset under construction	26,450	284,500
Goodwill and intangible assets - net	539,557	517,109
MyPower customer notes receivable, net of current portion	34,544	488,461
MyPower deferred costs	13,147	215,708
Other assets	67,645	241,262
Total assets	$4,551,219	$7,287,118

SolarCity Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

	December 31,	December 31,
	2014	2015
Liabilities and equity
Current liabilities:
Accounts payable	$237,809	$364,973
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	8,552	26,769
Current portion of deferred U.S. Treasury grant income	15,330	15,336
Accrued and other current liabilities	152,408	270,184
Customer deposits	10,560	6,322
Current portion of deferred revenue	86,238	103,078
Current portion of long-term debt	11,781	180,048
Current portion of solar bonds	659	13,189
Current portion of solar bonds issued to related parties	330	165,120
Current portion of solar asset-backed notes	13,157	13,864
Current portion of financing obligation	29,689	34,479
Total current liabilities	566,513	1,193,362
Deferred revenue, net of current portion	557,408	1,010,491
Long-term debt, net of current portion	282,789	1,006,595
Solar bonds, net of current portion	2,463	35,678
Solar bonds issued to related parties, net of current portion	200	100
Convertible senior notes	777,726	881,585
Convertible senior notes issued to related parties	—	12,975
Solar asset-backed notes, net of current portion	293,215	395,667
Long-term deferred tax liability	13,194	1,373
Financing obligation, net of current portion	73,379	68,940
Deferred U.S. Treasury grant income, net of current portion	397,486	382,283
Build-to-suit lease liability	26,450	284,500
Other liabilities and deferred credits	218,024	279,006
Total liabilities	3,208,847	5,552,555

Redeemable noncontrolling interests in subsidiaries	186,788	320,935
Stockholders' equity:
Common stock	10	10
Additional paid-in capital	1,003,992	1,195,246
Accumulated deficit	(258,360)	(316,690)
Total stockholders' equity	745,642	878,566
Noncontrolling interests in subsidiaries	409,942	535,062
Total equity	1,155,584	1,413,628
Total liabilities and equity	$4,551,219	$7,287,118

SolarCity Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2014	2015
Operating activities:
Net loss	$(375,230)	$(768,822)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	97,880	166,653
Non cash interest and other expense	13,631	16,427
Stock-based compensation, net of amounts capitalized	65,562	86,369
Tax benefit of stock option exercises	—	(63,019)
Loss on extinguishment of long-term debt	4,533	1,093
Deferred income taxes	(26,680)	(527)
Non-cash reduction in financing obligation	(48,837)	(48,132)
Loss on disposal of property, plant and equipment and construction in progress	1,404	3,840
Changes in operating assets and liabilities:
Restricted cash	(17,699)	(48,650)
Accounts receivable	945	(11,049)
Rebates receivable	(9,890)	18,476
Inventories	(97,347)	(125,337)
Prepaid expenses and other current assets	(23,155)	(24,485)
MyPower deferred costs	(13,571)	(202,899)
Other assets	(18,872)	(70,016)
Accounts payable	112,480	125,472
Accrued and other liabilities	(22,676)	147,455
Customer deposits	1,732	(4,238)
Deferred revenue	137,941	11,505
Net cash used in operating activities	(217,849)	(789,884)
Investing activities:
Payments for the cost of solar energy systems, leased and to be leased	(1,162,963)	(1,665,641)
Purchase of property, plant and equipment	(22,892)	(176,540)
Purchases of short-term investments	(167,397)	(44,592)
Proceeds from sales and maturities of short-term investments	28,764	170,737
Acquisition of business, net of cash acquired	1,874	(9,509)
Other investments	(22,200)	(1,189)
Net cash used in investing activities	(1,344,814)	(1,726,734)

SolarCity Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2014	2015
Financing activities:
Investment fund financings, bank and other borrowings:
Borrowings under long-term debt	369,801	1,093,261
Repayments of long-term debt	(336,557)	(215,933)
Proceeds from issuance of solar bonds	3,122	47,146
Proceeds from issuance of solar bonds issued to related parties	530	165,020
Repayments of borrowings under solar bonds	—	(1,820)
Repayments of borrowings under solar bonds issued to related parties	—	(330)
Proceeds from issuance of solar asset-backed notes	262,880	119,790
Repayments of borrowings under solar asset-backed notes	(5,932)	(15,863)
Payment of deferred purchase consideration	(2,206)	(3,747)
Net proceeds from financing obligation	32,103	37,866
Repayment of capital lease obligations	(2,772)	(6,036)
Proceeds from investment by noncontrolling interests and redeemable noncontrolling interests in subsidiaries	777,963	1,097,487
Distributions paid to noncontrolling interests and redeemable noncontrolling interests in subsidiaries	(117,125)	(109,511)
Proceeds from U.S. Treasury grants	342	—
Net cash provided by financing activities before equity issuances	982,149	2,207,330
Equity and convertible notes issuances:
Proceeds from issuance of convertible senior notes	552,765	99,805
Proceeds from issuance of convertible senior notes issued to related parties	—	12,975
Purchased of capped call options	(65,203)	—
Proceeds from exercise of stock options	20,255	11,650
Tax benefit of stock option exercises	—	63,019
Net cash provided by equity issuances	507,817	187,449
Net cash provided by financing activities	1,489,966	2,394,779
Net decrease in cash and cash equivalents	(72,697)	(121,839)
Cash and cash equivalents, beginning of period	577,080	504,383
Cash and cash equivalents, end of period	$504,383	$382,544

Operating metrics:

	Quarterly							Cumulative
	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2014	2015	as of 12/31/2015
MW deployed	176	143	177	205	253	502	778	1,847
MW installed	177	153	189	256	272	503	870	1,945
MW installed - residential	149	139	168	203	221	425	731	1,519
MW installed - commercial	28	14	21	53	51	77	139	426

Asset Financing in Period	$2.28	$2.35	$2.33	$3.20	$2.40	$2.39	$2.58

Value of MW Deployed	$3.58	$3.77	$3.83	$3.86	$3.64
Contracted	$3.24	$3.44	$3.49	$3.50	$3.32
Renewal	$0.34	$0.33	$0.34	$0.36	$0.32

Cost per Watt	$2.86	$2.95	$2.91	$2.84	$2.71
Installation	$2.09	$2.09	$2.13	$1.92	$1.90
Sales	$0.57	$0.59	$0.53	$0.64	$0.56
G&A	$0.20	$0.27	$0.24	$0.27	$0.25

Stock-Based Compensation Expense:

	Three Months Ended December 31,		Twelve Months Ended December 31,
in thousands	2014	2015	2014	2015
Cost of revenue	$442	$1,190	$2,251	$2,855
Sales and marketing	$5,462	$6,910	$16,391	$24,176
General and administrative	$10,978	$13,810	$40,897	$45,135
Research and development	$2,976	$3,449	$6,023	$14,203

Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses in Q4 2015:

in thousands
GAAP operating expenses	$227,042
- Stock-based compensation expense	(24,169)
- Amortization of intangibles	(5,095)
= Non-GAAP operating expenses	$197,778

Reconciliation from GAAP EPS to Non-GAAP EPS in Q4 2015:

		GAAP Net Loss
	Reconciliation from	Attributable to Noncontrolling
	GAAP EPS	Interests and Redeemable	Non-GAAP
in thousands except per share amounts	to Non-GAAP EPS	Noncontrolling Interests	Net Loss
Net income (loss)	$4,628	$(236,514)	$(231,886)
/ Weighted-average common shares outstanding	97,715	97,715	97,715
= Net income (loss) per share	$0.05	$(2.42)	$(2.37)

Value of MW Deployed under Energy Contracts Sensitivities:

The following tables provide quantitative sensitivity analyses of our estimates of the Value of MW Deployed under Energy Contracts in the fourth quarter of 2015, including both the contracted and estimated renewal portion, at a range of discount rates.

Value of MW Deployed under Energy Contracts Forecast ($M)

$M	4%	6%	8%
Contracted	$906	$812	$741
Renewal	$128	$78	$49
Total	$1,034	$890	$790

Value of MW Deployed under Energy Contracts Forecast ($ per Watt)

$ per Watt	4%	6%	8%
Contracted	$3.71	$3.32	$3.03
Renewal	$0.52	$0.32	$0.20
Total	$4.23	$3.64	$3.23

Definitions:

“Asset Financing in Period” represents the aggregate project financing cash receipts in a period. This includes (1) Tax Equity Investment, (2) Non-Recourse Debt Proceeds, such as our aggregation and MyPower facilities and solar asset-backed loans, and (3) Upfront Cash Rebates and Prepayments. Asset Financing per watt is a ratio of total Asset Financing in the Period divided by MW Deployed under Energy Contracts in the period, and reflects only actual cash received in a period whether or not they are specifically related to the actual MW Deployed in the period.

“Tax Equity Investment” calculated based on the total cash receipts from our tax equity investment partners captured by (a) noncontrolling interests in subsidiaries, (b) lease pass-through financing obligations and (c) amounts assigned to the monetization of investment tax credit (ITC) revenues that we record either as deferred income tax credits revenues or as liability for advances received for future ITCs.  We reduce the cash receipts in a period by any refunds we make to the tax equity investment partners in that same period.

“Non-Recourse Debt Proceeds” is calculated based on all of the non-recourse project debt financing received in the period, which consists mainly of our aggregation facility debt, MyPower facility debt and solar asset-backed loans.

“Upfront Cash Rebates and Prepayments” are calculated based on the cash receipts from both (a) upfront state rebates and (b) customer prepayments received, which we consider to be a source of asset financing, in the period.

“Backlog” represents the aggregate megawatt capacity of solar energy systems not yet deployed as of the date specified pursuant to Energy Contracts and contracts for solar energy system direct sales executed as of such date.

"Customers" includes all residential, commercial and government buildings where we have installed or contracted to install a solar energy system, or performed or contracted to perform an energy efficiency evaluation or other energy efficiency services.

"Energy Contracts" includes all residential, commercial and government leases and power purchase agreements and consumer loan agreements pursuant to which consumers use or will use energy generated by a solar energy system that we have installed or contracted to install. For landlord-tenant structures in which we contract with the landlord or development company, we include each residence as an individual contract. For commercial customers with multiple locations, each location is deemed a contract if we maintain a separate contract for that location.

“Gross Project Cash Flow” forecast represent our estimate of the sum of total cash inflows we forecast from MW Deployed in the applicable period under Energy Contracts over the 30 year expected life of the system. This includes (a) payments that our customers are obligated to pay us over the remaining term of such contracts, (b) associated performance-based incentive (PBI) payments, (c) associated solar renewable energy credits (SRECs) that we have contracted to sell, typically representing 5 years of a total potential term of 15 years, and are net of (d) estimated operations and maintenance, insurance, administrative and inverter replacement costs, based on contractually agreed amounts as well as historic and forecasted expenses. Operations and maintenance, insurance, and administrative costs reflect our operating expenses in our funds, or are estimated at $0.021 per watt and assumed to grow at a 2.5% inflation rate per year, and inverter replacement unit costs are estimated to decline at a (2.5%) rate per year, implying $0.15 per watt in Year 11 and $0.12 per watt in Year 21. Energy production is estimated to degrade at 0.5% per year. For our MyPower Energy Contracts, we use the expected cash flows over the full term of the 30-year contract, and for lease and PPA Energy Contracts with terms less than 30 years, we assume the contracts are renewed at a contract price equal to 90% of the contractual price in effect at expiration of the initial term through the remainder of the expected 30-year system life.

“Levered Project Cash Flow” represents our forecast of Unlevered Project Cash Flows after non-recourse debt service. Debt service includes both (a) Aggregation Facility debt for the first two years, based on the terms of our current facility, as well as (b) Solar Asset-Backed Loans, which we assume we issue at the end of year two to refinance the Aggregation Facility debt. We base the interest rate on the average of all four of our previous issuances and assume principal repayment over an 18-year term.

“MW” or “megawatts” represents the DC nameplate megawatt production capacity.

"MW Deployed" represents the megawatt production capacity of solar energy systems that have had all required building department inspections completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as for solar energy system direct sales.

"MW Installed" represents the megawatt production capacity of solar energy systems, for which (i) all solar panels, inverters, mounting and racking hardware, and system wiring have been installed, (ii) the system inverter is connected and a successful DC string test has been completed confirming the production capacity of the system, and (iii) the system is capable of being grid connected (including pending a utility disconnect procedure), the latest of which is completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as for solar energy system direct sales. In each case in-period completion of the above criteria may be demonstrated by written verification by our President (which may include written sub-certifications).

“PowerCo Portfolio” represents the cumulative MW Deployed under Energy Contracts that we have retained.

“Unlevered Project Cash Flow” represents our forecast of Gross Project Cash Flows after Tax Equity Lease/PPA Distributions for MW Deployed under Energy Contracts. “Tax Equity Lease/PPA Distributions” are based on the terms of the agreements we have in place with our tax equity investment partners for the MW Deployed in the applicable period under lease and PPA Energy Contracts. We do not use tax equity investment for our MyPower product. For tax equity investment in our lease and PPA Energy Contracts, our investment partners share in a portion of the Gross Project Cash Flow forecast received over the term of the agreement. Our estimate is not inclusive of any potential buy-out of our tax equity partners’ interests in the project after Year 20.

“Pre-Tax Unlevered NPV” represents the net present value at a 6% discount rate of the Unlevered Project Cash Flow forecast (Gross Project Cash Flows after Tax Equity Lease/PPA Distributions), excluding the payment of income and other taxes. This includes both “Contracted Unlevered NPV,” which represents the net present value of Unlevered Project Cash Flow under contract as well as “Renewal Unlevered NPV,” which represents the net present value of Unlevered Project Cash Flow forecast from renewal of our lease/PPA contracts.

“Value of MW Deployed” represents the sum of (1) Tax Equity Investment, (2) Upfront Cash Rebates and Prepayments, and (3) Pre-Tax Unlevered NPV.

Investor Contact	Aaron Chew investors@solarcity.com 650-963-5920